EXHIBIT 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
ANNOUNCES SECOND QUARTER OPERATING RESULTS

DENVER, Colorado (August 10, 2007) -- Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the second quarter and first six months of the year 2007.

For the three months ended June 30, 2007, net sales were $4,304,200 compared with net sales of $4,133,300 in the second quarter of the previous year, an increase of $170,900 or 4.1%. The Company reported a net loss for the second quarter of 2007 of $357,600, or ($0.03) per share, versus a net loss of $859,900, or ($0.08) in the same period of the prior year.

Net sales for the six months ended June 30, 2007 totaled $8,480,000, compared with $8,289,100 in 2006, an increase of $190,900 or 2.3%. The Company reported a first half 2007 net loss of $789,800, or ($0.07) per share, as compared with a net loss of $1,907,600, or ($0.18) per share, in the six months ended June 30, 2006.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first half of 2007, we experienced a decrease in sales of our Scott's Liquid Gold household chemical products, while experiencing an increase in sales of our Montagne Jeunesse line of skin care products and an increase in sales of our Alpha Hydrox skin care products. The decrease in our loss for the first half of 2007 compared to the first half of 2006 resulted primarily from a reduction in our operating costs and expenses, including the reduction of advertising."

Scott's Liquid Gold-Inc.'s products, include Scott's Liquid Gold wood cleaners/preservatives, Scott's Liquid Gold Mold Control 500, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; uncertainty of consumer acceptance of the new Alpha Hydrox products introduced in 2005, and Mold Control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; the effect of these and other risk factors on our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860

					SCOTT'S LIQUID GOLD-INC.
					     & Subsidiaries

			CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                          Three Months Ended           Six Months Ended
                       -------------------------   -------------------------
                                 June 30,                    June 30,
                           2007          2006          2007          2006
                       -----------   -----------   -----------   -----------
Net sales              $ 4,304,200   $ 4,133,300   $ 8,480,000   $ 8,289,100

Operating costs
 and expenses:
   Cost of sales         2,340,600     2,567,400     4,687,100     4,810,900
   Advertising              88,800       107,600       201,100       701,300
   Selling               1,379,000     1,410,200     2,634,400     2,835,700
   General and
    administrative         768,800       863,200     1,582,900     1,775,300
                       -----------   -----------   -----------   -----------
                         4,577,200     4,948,400     9,105,500    10,123,200
                       -----------   -----------   -----------   -----------

Loss from operations      (273,000)     (815,100)     (625,500)   (1,834,100)
Interest income             19,600        14,300        43,800        26,900
Interest expense          (104,200)      (59,100)     (208,100)     (100,400)
                       -----------   -----------   -----------   -----------
                          (357,600)     (859,900)     (789,800)   (1,907,600)
Income tax expense
 (benefit)                    -             -            -              -
                       -----------   -----------   -----------   -----------
Net loss               $  (357,600)  $  (859,900)  $ (789,800)   $(1,907,600)
                       ===========   ===========   ===========   ===========

Net loss per common
 share:
   Basic and Diluted   $     (0.03)  $     (0.08)  $     (0.07)  $     (0.18)
                       ===========   ===========   ===========   ===========

Weighted average shares
outstanding:
   Basic and Diluted    10,533,000    10,503,000    10,533,000    10,503,000
                       ===========   ===========   ===========   ===========